Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) made as of the 28th day of July, 2006 by and between Omtool, Ltd., a Delaware corporation (hereinafter “Omtool” or “Sublessor”) with a principal place of business at 6 Riverside Drive, Andover, MA 01810 and eSped.com, Inc., a Delaware corporation (hereinafter “eSped” or “Sublessee”) with a place of business at 8A Industrial Way Salem, NH 03079.

WHEREAS Omtool has leased approximately 44,048 square rentable feet of space (the “Omtool Premises”) located on the first and second floors of the building located at 6 Riverside Drive, Andover, MA (the “Building”) pursuant to that certain Lease Agreement dated January 6, 2006 (as the same may be modified or amended from time to time, the “Lease”) by and between Omtool, as tenant, and SFI I, LLC, as landlord (herein “Landlord”).  A copy of the Lease is annexed hereto as Exhibit A; and

WHEREAS eSped desires to sublease from Omtool, and Omtool desires to sublease to eSped, a portion of the Omtool Premises consisting of approximate seven thousand twenty five (7,025) rentable square feet of space, as more particularly described on Exhibit B attached hereto (the “Subleased Premises”), all subject to and in accordance with the provisions of this Sublease;

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublessor and Sublessee hereby covenant and agree as follows:

1.             Capitalized terms used in this Sublease and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

2.             REFERENCE DATA.

Definitions:

2.1 Commencement Date:	July 1, 2006

2.2 Term:	Fifty-eight (58) months

2.3 eSped’s Pro Rata Share of Operating Costs and Taxes:	16% (7,025/44,048)

2.4 Permitted Use:	Professional Office and related uses, and for no other use
or urpose.

2.5 Base Rent:	Base Rent under this Sublease shall be the following amounts for the following periods of time for so long as this Sublease remains in force and effect:

Lease Month	Annualized per RSF	Monthly Base Rent
1-58	$14.32	$8,383.17

2.6 Omtool’s	Chief Financial Officer
Notice/Mailing Address:	Omtool, Ltd.
6 Riverside Drive
Andover, MA 01810

2.7 eSped’s Notice/Mailing	eSped.com, Inc.
Address prior to	8A Industrial Way
Commencement Date:	Salem, NH 03079

eSped’s Notice/Mailing	eSped.com, Inc.
Address following	6 Riverside Drive
Commencement Date:	Andover, MA 01810

2.8 Sublessee’s Trade Name:	eSped.com

2.9 Sublessee Emergency Contact:	Mark Ventre

2.10 Broker:	None

2.11 Security Deposit:	None

2.12 Sublessor’s Work:	None

2.13 Signage:	Subject to Landlord’s approval, if required under the Lease, Sublessee shall be entitled to maintain a vinyl door sign.

2.14 Required Insurance:	As required in Lease.

3.             Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the Subleased Premises and the common areas (to be used in common with others entitled thereto) more specifically described in the Lease for the Permitted Uses.

4.             The Term of this Sublease shall be for a period of fifty-eight (58) months commencing on the Commencement Date and terminating on the last calendar day of the fifty-eighth (58th) month of the Term, unless earlier terminated in accordance with the provisions hereof.

5.             Sublessee covenants and agrees to pay to Sublessor Base Rent in the amounts set forth above for so long as this Sublease remains in full force and effect.  Each payment of Base Rent shall be made in advance on or before the first day of each calendar month of the Term at Sublessor’s address shown herein or at such place as Sublessor shall from time to time designate in writing and otherwise in accordance with the provisions of the Lease.

6.             Sublessee shall pay to Sublessor as additional rent (“Additional Rent”) eSped’s Pro Rata Share of Operating Costs and Taxes.  Sublessor may make a good faith estimate of the Additional Rent to be due by Sublessee for any calendar year or part thereof during the Term.  During each calendar year or partial calendar year of the Term, Sublessee shall pay to Sublessor, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein.  Sublessor and Sublessee agree that eSped’s estimated Pro Rata Share of Operating Costs and Taxes for the first Lease Year shall be $3.67 and $2.06 per rentable square foot of Subleased Premises, respectively; and accordingly, eSped shall pay to Sublessor, in advance concurrently with each monthly installment of Base Rent, $5.73 per rentable square foot of Subleased Premises as Additional Rent hereunder during the first lease year.  From time to time, Sublessor may estimate and re-estimate the Additional Rent to be due by Sublessee and deliver a copy of the estimate or re-estimate to Sublessee.  Thereafter, the monthly installments of Additional Rent payable by Sublessee shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Sublessee shall have paid all of the Additional Rent as estimated by Sublessor.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs  and Taxes are available for each calendar year or tax year, as applicable.  By May 1 of each calendar year, or as soon thereafter as practicable, Sublessor shall furnish to Sublessee a statement of Operating Costs for the previous year and of the Taxes for the previous year (the “Operating Costs and Tax Statement”).  If Sublessee’s estimated payments of Operating Costs or Taxes under this Section 6 for the year covered by the Operating Costs and Tax Statement exceed Subtenant’s share of such items as indicated in the Operating Costs and Tax Statement, then Sublessor shall promptly credit or reimburse Sublessee for such excess; likewise, if Sublessee’s estimated payments of Operating Costs or Taxes under this Section 6 for such year are less than Sublessee’s share of such items as indicated in the Operating Costs and Tax Statement, then Sublessee shall, within not more than ten (10) business days, pay Sublessor such deficiency.

Sublessee shall also pay to Sublessor, as Additional Rent, any additional operating expenses agreed by Sublessor and Sublessee to be required to keep the Building in good operating condition.

7.             Security Deposit.  [intentionally omitted].

8.             Additional Sublessee Covenants.  Sublessee hereby covenants:

(a)           To comply with the terms and provisions of the Lease applicable to the Subleased Premises except as specifically modified by provisions of this Sublease, and to do nothing which will subject the Lease to termination by Landlord under the provisions of the Lease.

(b)           To maintain the Subleased Premises in the same condition as they are at the commencement of the Term, reasonable wear and tear, damage by fire and other casualty excepted.

(c)           In the event that this Sublease shall terminate for any reason prior to the expiration of the Term, to remove promptly all of Sublessee’s goods and effects from the Subleased Premises upon the termination of this Sublease and to deliver to Sublessor the Subleased Premises in the same condition as they were at the commencement of the Term, or as they were put during the Term, reasonable wear and tear, damage by fire and other casualty excepted.

(d)           To use the Subleased Premises only for the Permitted Uses.

9.             Condition and Alterations of the Subleased Premises.  Sublessee and Sublessor hereby covenant and agree that:

(a)           Sublessee has inspected the Subleased Premises and accepts the same “AS IS” as of the date of this Sublease.  Sublessor shall have no obligation or duty to Sublessee regarding the preparation of the Subleased Premises for occupancy of Sublessee, except that Sublessor shall deliver full and exclusive possession thereof to Sublessee on the Commencement Date, the Subleased Premises to be then free of all tenants and occupants and Sublessor’s personal property, and in broom clean condition, and otherwise in the same condition the Subleased Premises are in as of the date of this Sublease.

(b)           Notwithstanding any provisions of the Lease or this Sublease to the contrary, neither Landlord nor Sublessor shall have any obligations to perform any tenant improvements or to provide Sublessee with any tenant improvement allowance in connection with the Subleased Premises.

(c)           In the event Sublessee desires to make alterations and improvements to the Subleased Premises, Sublessee shall obtain the prior written consent of :  (i) Sublessor, which consent shall not be unreasonably withheld or delayed by Sublessor; and (ii) Landlord pursuant to the provisions of the Lease.

10.           Lease.

(a)           Except as may be inconsistent with the terms hereof, all of the terms, provisions, covenants and conditions contained in the Lease are incorporated herein by reference and are made a part of this Sublease with the same force and effect as if Sublessor were the Landlord under the Lease and Sublessee were the Tenant thereunder from and after the Sublease Commencement Date, and:  (i) in case of any breach of this Sublease by Sublessor, Sublessee shall have all of the rights and remedies against the Sublessor as would be available to Tenant against Landlord under the Lease if such breach were made by the Landlord thereunder; and (ii) in case of any breach of this Sublease by Sublessee, Sublessor shall have all of the rights and remedies against the Sublessee as would be available to Landlord against Tenant under the Lease if such breach were made by the Tenant thereunder.  Further, any references in the Lease to the “Premises” shall mean and be deemed to be references to the “Subleased Premises.”

(b)           Sublessee shall not do anything which would cause the Lease to be terminated or forfeited, and Sublessee shall indemnify and hold Sublessor harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including without limitation reasonable attorney’s fees), actions and causes of action of any kind whatsoever by reason of any breach or default on the part of Sublessee hereunder by reason of which the Lease may be terminated or forfeited, including, without limitation, the failure to pay any and all amounts due and payable by Sublessee under this Sublease, whether characterized as Base Rent, Additional Rent, or otherwise, on or before the date when due pursuant to the provisions of this Sublease.

(c)           This Sublease is separate from and subject and subordinate to the Lease. If the Lease terminates, this Sublease shall automatically terminate, and Sublessor shall not be liable to Sublessee for any damages arising out of such termination.

(d)           Sublessee shall have all of the rights of Sublessor under the Lease with respect to the Subleased Premises.

(e)           Sublessor agrees to fulfill all its obligations under the Lease, including the payment of all amounts due and payable by Sublessor under the Lease, whether characterized as Basic Rent, Additional Rent, Taxes, or otherwise, on or before the date when due pursuant to the Lease.  Sublessor shall not cause a termination of the Lease, nor enter into any agreement that will modify or amend the Lease so as to adversely affect Sublessee’s right to use and occupy the Subleased Premises or any other rights of Sublessee under this Sublease, or increase or adversely affect the obligations of Sublessee under this Sublease.  Sublessor agrees to indemnify, defend and hold Sublessee harmless from and against any claim with respect to matters occurring or arising prior to the Commencement Date from Sublessor’s use of the Subleased Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Sublessor on or about the Subleased Premises, and from any claim from injury or damage to any person or property while on or about the Subleased Premises.  Sublessor shall also indemnify and hold Sublessee harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including, without limitation, reasonable attorney’s fees), actions and causes of action of any kind whatsoever by reason of any breach or default on the part of Sublessor of the terms of the Lease, including, without limitation, the failure to pay any and all amounts due and payable by Sublessor under the Lease, whether characterized as Basic Rent, Additional Rent, or otherwise, on or before the date when due pursuant to the Lease; provided, however, that if Sublessee fails to pay to Sublessor any and all amounts due and payable by Sublessee under this Sublease, whether characterized as Base Rent, Additional Rent, or otherwise, on or before the date when due hereunder, Sublessee shall thereby forego and waive its right hereunder with respect to Sublessor’s liability for and indemnification of Sublessee as to any and all claims, liabilities, losses, damage, demands, expenses (including, without limitation, reasonable attorney’s fees), actions and causes of action related thereto.

(f)            Sublessor, as sublessor under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Landlord, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Landlord, as landlord under the Lease, including without limitation any obligation to provide services or maintain insurance; (ii) Sublessor shall not be bound by any representations or warranties of the Landlord under the Lease; (iii) in any instance where the consent of Landlord is required under the terms of the Lease, the consent of Sublessor and Landlord shall be required; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Landlord’s performance of its obligations, as landlord under the Lease; provided, however, that whenever there shall be any right to enforce any rights against Landlord under the Lease with respect to the Subleased Premises, including without limitation, a default by Landlord relating to the Subleased Premises, Sublessor shall promptly notify eSped in writing of such default, and Sublessor shall use reasonable efforts to efforts to enforce such rights.  If such a request is made and Sublessor fails to enforce such rights within a reasonable period of time thereafter, and Landlord fails to cure, then eSped shall have the right, in its own name, or in Sublessor’s name, to attempt to enforce any such rights of eSped, at its sole expense.

11.           Assignment and Subletting.   Sublessee shall not directly or indirectly transfer or assign any of its right, title or interest in and to this Sublease (whether by operation of law or otherwise) or sublet any portion of the Subleased Premises without the prior written consent of Landlord and Sublessor, which consent of Sublessor shall not be unreasonably withheld.

12.           Broker.  Each of the parties hereto represents and warrants to the other that it has not dealt with any broker in connection with the negotiation and approval of this Sublease, and each party shall indemnify and hold harmless the other against any claim for brokerage fees due to such party’s breach of its representation and warranty under this Section.

13.           Insurance.  Sublessee shall carry such insurance with respect to the Subleased Premises as is required of Sublessor under the Lease in the amounts set forth above.  Both Sublessor and Landlord shall be named as additional insureds on all policies required to be carried by Sublessee.  Certificates of Insurance evidencing Sublessee’s insurance coverage shall be deposited with Sublessor and Landlord prior to the Commencement Date.

14.           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed duly served if and when delivered by hand or mailed by registered, certified or express mail, postage prepaid, return receipt requested, and addressed to the applicable notice address set forth above.

15.           Severability.  If any provision of this Sublease shall to any extent be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason, the parties agree to amend this Sublease so as to effectuate the original intent of Sublessor and Sublessee.

16.           Entire Agreement; Amendment.  This Sublease may not be amended, altered or modified except by instrument in writing and executed by Sublessor and Sublessee and approved by Landlord.

17.           Governing Law.  This Sublease shall be given by and construed in accordance with the laws of the Commonwealth of Massachusetts.

18.           Binder and Inure.  This Sublease shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

[Remainder of page intentionally left blank. Signatures appear on next following page.]

Executed as a sealed instrument, all as of the day and year first above written.

eSped.com, Inc.		Omtool, Ltd.

By:	/s/ George Dhionis	By:	/s/ Daniel A. Coccoluto
	Duly authorized officer		Duly authorized officer

Date:	July 28, 2006	Date:	July 28, 2006

EXHIBIT A

Attached as Exhibit 10.1 to Omtool, Ltd.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2006.

EXHIBIT B

Attached hereto.

Exhibit B

eSpeed Demised Premises
6 Riverside Drive, Andover, MA
OMTOOL
eSpeed
OFFICE
CONFERENCE
ENG. LAB
COMPUTER ROOM
TELE/DATA
PC WORK ROOM
STORAGE
QA AND SUPPORT L
Private Office
Copy/Printer
Coffee Bar